As filed with the Securities and Exchange Commission on May 20, 2013.

Registration No. 333-107075

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(Exact Name of Registrant as Specified in Its Charter)

OHIO	34-6542451
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

127 PUBLIC SQUARE CLEVELAND, OHIO	44114
(Address of Principal Executive Offices)	(Zip Code)

KEYCORP DIRECTORS’ DEFERRED SHARE PLAN

(Full Title of the Plan)

Paul N. Harris

Secretary

KeyCorp

127 Public Square

Cleveland, Ohio 44114

(216) 689-5109

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY STATEMENT

On May 16, 2013 (the “Approval Date”), the shareholders of KeyCorp (“KeyCorp”) voted to approve KeyCorp’s 2013 Equity Compensation Plan (the “2013 Equity Plan”). Effective as of the Approval Date, the KeyCorp Deferred Equity Allocation Plan, the KeyCorp Directors’ Deferred Share Plan (the “Directors’ Deferred Share Plan”), and the KeyCorp 2010 Equity Compensation Plan (collectively, the “Prior Plans”) each terminated in its entirety and all issuances of shares of KeyCorp’s common stock, par value $1.00 per share (“Common Shares”), that would have previously been made under the Prior Plans will be made from the 2013 Equity Plan.

Accordingly, KeyCorp is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 filed on July 16, 2003 with respect to the Directors’ Deferred Share Plan (Registration No. 333-107075) (the “Registration Statement”) to deregister 175,000 Common Shares, which reflects an amount of authorized but unissued Common Shares under the Registration Statement that are not otherwise subject to outstanding awards payable in Common Shares under the Directors’ Deferred Share Plan.

KeyCorp is acting pursuant to the power conferred on it to reduce the amount of securities registered by the Registration Statement under Rule 478 of the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with its undertaking set forth in Part II, Item 9 of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, KeyCorp has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on this 20th day of May, 2013.

KEYCORP

By:	/s/ Michelle L. Potter
Name:	Michelle L. Potter
Title:	Deputy General Counsel, Vice President and Assistant Secretary

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

May 16, 2013	/s/ Beth E. Mooney* Beth E. Mooney	Chairman, Chief Executive Officer, and Director (Principal Executive Officer)

May 20, 2013	/s/ Jeffrey B. Weeden Jeffrey B. Weeden	Chief Financial Officer (Principal Financial Officer)

May 20, 2013	/s/ Robert L. Morris Robert L. Morris	Chief Accounting Officer (Principal Accounting Officer)

May 16, 2013	/s/ Edward P. Campbell* Edward P. Campbell	Director

May 16, 2013	/s/ Joseph A. Carrabba* Joseph A. Carrabba	Director

May 16, 2013	/s/ Charles P. Cooley* Charles P. Cooley	Director

May 16, 2013	/s/ Alexander M. Cutler* Alexander M. Cutler	Director

May 16, 2013	/s/ H. James Dallas* H. James Dallas	Director

May 16, 2013	/s/ Elizabeth R. Gile* Elizabeth R. GIle	Director

May 16, 2013	/s/ Ruth Ann M. Gillis* Ruth Ann M. Gillis	Director

May 16, 2013	/s/ William G. Gisel, Jr.* William G. Gisel, Jr.	Director

May 16, 2013	/s/ Richard J. Hipple* Richard J. Hipple	Director

May 16, 2013	/s/ Kristen L. Manos* Kristen L. Manos	Director

May 16, 2013	/s/ Barbara R. Snyder* Barbara R. Snyder	Director

*	This Post-Effective Amendment No. 1 to Registration Statement has been signed on behalf of the above officers and directors by Michelle L. Potter, as attorney-in-fact, pursuant to a Power of Attorney filed as Exhibit 24 to this Registration Statement.

By:	/s/ Michelle L. Potter
Name: Michelle L. Potter Attorney-in-Fact

May 20, 2013